Exhibit 10.1

Execution Copy

SHARE AND RIGHTS PURCHASE AGREEMENT

THIS SHARE AND RIGHTS PURCHASE AGREEMENT (this “Agreement”), is made as of the 6 day of July, 2023, by and among AFCON HOLDINGS LTD., (Registration Number 520033473) (“Afcon”) a company organized under the laws of the State of Israel, ATEKA LTD. (Registration Number 510571193) (“Ateka”) a company organized under the laws of the State of Israel (Afcon and Ateka, jointly and severally, shall be referred to together as the “Sellers”) and OmniQ Corp., a company organized under the laws of the State of Delaware, USA (“OminQ” and together with any fully owned subsidiary which will purchase, directly any of the Purchased Rights, shall be referred to together hereinafter as the “Purchaser”), and Tadiran Telecom Communication Services in Israel Ltd. (Registration Number 513588806) (“TBSI”), a company organized under the laws of the State of Israel, Tadiran Telecom Communication Services in Israel L.P. (Registration Number 550217707) (“TBSI LP”), a limited partnership organized under the laws of the State of Israel, Tadiran Telecom Technologies (2011) Ltd. (Registration Number 514599224) (“TTT”), a company organized under the laws of the State of Israel, Tadiran Telecom (TTL) L.P. (Registration Number 550241368)(“TTL LP”) a limited partnership organized under the laws of the State of Israel (TBSI, TBSI LP, TTT and TTL LP shall be referred together as “TT”).

W I T N E S S E T H:

WHEREAS, Afcon owns 100% of the shares of TBSI and 99% of the partnership equity rights in TBSI LP (the remaining 1% being held by TBSI), and Ateka owns 100% of the shares of TTT, and 99% of the partnership equity rights in TTL LP (the remaining 1% being held by TTT) (“Purchased Equity”); and

WHEREAS, the Purchaser desires to acquire from the Sellers, and the Sellers desire to sell to the Purchaser the Purchased Equity, as well as the Seller’s and their affiliates’ rights to receive all Liabilities and Debts owed to them by TTG immediately after the Closing (“Purchased Debt”), (The Purchased Equity together with the Purchased Debt “Purchased Rights”), on the terms and conditions set forth herein; and

WHEREAS, the Purchaser and TT have engaged with Lahav Fund, as set forth in the Lahav Fund Financing Agreement, in order to allow the repayment of TT’s debts towards the Sellers and their affiliates and to finance TT’s activity, in the amount of 35,000,000 NIS ;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	Definitions.

1.1.	Certain Definitions.

As used in this Agreement, the following terms shall have the following meanings, unless defined specifically elsewhere in this Agreement:

“Applicable Law” or “Law” means, with respect to any Person, any law (including common law), statutes, regulations, written regulatory guidance, directives, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a governmental authority that is binding upon and applicable at the relevant time to such Person.

“Business Day” means a day, other than Friday, Saturday, Sunday or other day on which commercial banks in Tel-Aviv or New York are closed for clearing banking transactions.

“Consideration” shall have the meaning ascribed to such term in Section 3.2.

“Closing” shall have the meaning ascribed to such term in Section 3.6 below.

“Closing Date” shall have the meaning ascribed to such term in Section 3.6 below.

“Debt” or “Liabilities” means any debt or indebtedness, including, but not limited to: (a) all obligations (including interest) for borrowed money or which have been incurred and remain outstanding; (b) all liabilities secured by any Lien upon property or assets owned by TTG, to the extent that TTG has assumed or become liable for the payment of such liabilities; (c) all liabilities with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) all liabilities in regard to guaranties or sureties by others of such TTG liabilities, regardless of whether by payment or performance, or whether such guaranties are in the form of, without limitation, letters of credit, deposits, bonds or other forms of security, indemnity, surety or guaranty; (e) all tax liabilities; (f) all past due payables; (g) all liabilities, including tax, for declared and unpaid dividends; (h) all liabilities to the Sellers, including without limitation, any liabilities with respect to loans provided to TTG by the Sellers and/or their Affiliates; (i) all liabilities with respect to employees benefits and rights; (j) all liabilities with respect to the termination of lease agreements; (k) all liabilities for accrued but unpaid interest and breakage fees; (l) all liabilities which derive from forward contracts; (m) all liabilities related to transaction expenses paid by TTG in connection with the consummation of agreement; (n) all liabilities created or arising under any framework arrangements for the purchase of inventory which are due and payable; (o) all lease obligations; (p) all liabilities with respect to grants; (q) all liabilities created or arising under any capital notes, including such made in favor of the Sellers.

“Earnout Shares” means shares that were issued by OmniQ pursuant a ‘securities purchase agreement’, such that the issued shares shall be governed by the United States Securities and Exchange Commission (“Commission”) pursuant to the Securities Act of 1933 (as amended), and as the relevant rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule, and having a share value which is cash equivalent, equal to USD 750,000 according to the average closing price for OmniQ Common Stock on NASDAQ for the 10 consecutive trading days preceding (but not including) the date of issuance of such shares to the Sellers.

“EBITDA” means earnings before interest taxes depreciation and amortization all in accordance with the financial reports (audited or reviewed, as the case may be) of TT, approved by the auditor of the Purchaser, provided that, any amount that the Purchaser or any of its affiliates will receive from the TT entities as management fees exceeding the sum of USD 300,000 per year shall be excluded together with any transaction which is not in arm’s length or fair market value with Purchaser or its affiliates.

“Employee Representative” means the official representative of the employees of the relevant entity, in accordance with the Applicable Law.

“Fully Diluted Basis” means the number of the issued and outstanding share capital and the partnership equity rights (as applicable) in each TTG entity after giving effect to the exercise, exchange or conversion of any outstanding securities, rights, options, warrants, calls, commitments or agreements of any nature or character (whether debt or equity) that are, directly or indirectly, exercisable or exchangeable for, or convertible into or otherwise represent the right to purchase or otherwise receive from such entity, directly or indirectly, any such shares or partnership equity rights or any other outstanding arrangement to acquire from such entity at any time or under any circumstance, shares or partnership equity rights of such entity or any such other securities of such entity, including all Options and/or shares or partnership equity rights reserved by such entity for grant or issuance to officers, directors, employees and consultants.

“Financial Statements” means balance sheet and statement of operations, statement of changes in stockholders’ and partners’ equity and statement of cash flows, including notes thereto.

“Governmental Consent” means the required (if required) written approvals of the following official governmental authorities, for the change of Control over any entity in the TTG: (a) the Israel Innovation Authority; and (b) the Israeli Ministry of Communications.

“Lahav Fund” means Lahav Fund Three, Limited Partnership (registration number 540300266).

“Lahav Fund Financing Agreement” means the financing agreement signed between Omniq, Tadiran and Lahav Fund for the financing of the Transactions.

“Lien” means any mortgages, pledges, charges, security interests, encumbrances, hypothecations, lines of credits or third party rights.

“Losses” means any and all direct losses, liabilities, claims, damages, fines, payments, taxes, charges, necessary costs and reasonable expenses, sustained or incurred by a Purchaser Indemnified Party as a result of or arising out of an Indemnifiable Event.

“Listed Shares” means shares that were issued by OmniQ pursuant a ‘securities purchase agreement’, such that the issued shares shall be governed by the United States Securities and Exchange Commission (“Commission”) pursuant to the Securities Act of 1933 (as amended), and as the relevant rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule. Such shares shall be restricted from trade in the stock exchange for a period of 12 calendar months as of Closing Date and shall be released after such restriction period in a monthly amount equal to the higher of: (a) 10% of the amount of the Listed Shares issued to the Sellers in the Closing; or (b) 10% of the trading volume in the shares in the preceding month. As long that the Listed Shares have not been sold through the stock exchange, such shares shall be subject to an irrevocable proxy appointing Shai Lustgarten or anyone appointed by him on his behalf with full power of substitution, to vote, in his sole discretion, all of the Listed Shares, at all meetings, annual or special, of OmniQ’s shareholders, or any adjournment or adjournments of the same, and in all unanimous or non-unanimous written consents of shareholders, with respect to all matters submitted to the shareholders of OmniQ for approval. Save for selling the listed shares through the stock exchange, The Sellers may sell the Listed Shares to a third party that will take upon himself the abovementioned limitations, and in case such third party requests a discount on the Listed Share price due to the said proxy right, the Sellers shall notify the Purchaser and will grant the Purchaser 7 Business Days to negotiate such matter with the third party. If such negotiations are unsuccessful in respect of removing such third party’s discount request, then the said proxy shall be revoked.

“Material Adverse Effect” means between the signing date of this Agreement and the Closing Date- any event, occurrence, fact, condition or change that, individually or in the aggregate, is effecting TTG’s business as it is being conducted as of the date hereof, which will reasonably result in at least a 5% decrease in TTG’s income, or at least a 10% increase in TTG’s Debt compared to the financial results of TTG, prior to the signing of this Agreement;

“Memorandum of Understandings” means the Agreement signed between the parties at December 4th, 2022.

“OmniQ Common Stock” means the common stock, par value $0.001 per share of OmniQ.

“Options” means any outstanding: (a) securities, instruments or obligations that are or may become convertible into or exchangeable for shares or partnership equity rights of TTG entities or other securities of any Company; (b) subscriptions, options, calls, convertible notes, warrants or rights (whether or not currently exercisable) to acquire any shares or partnership equity rights or other securities of TTG; and (c) contracts or other arrangement under which TTG may become obligated to sell or otherwise issue any shares or partnership equity rights or any other securities of TTG or any of its current or future affiliates.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a governmental authority.

“Purchased Debt” shall have the meaning ascribed to it in the Introduction of this Agreement.

“Purchased Equity” shall have the meaning ascribed to it in the Introduction of this Agreement.

“Share Value” means the average closing price for OmniQ Common Stock on NASDAQ for the 10 consecutive trading days preceding (but not including) the signing date of this Agreement and the 10 consecutive trading days preceding (but not including) the Closing Date of this Agreement.

“TT” shall have the meaning ascribed to such term in the Introduction to this agreement.

“TTG”, “TTG entities” means all TT entities and their subsidiaries including, but not limited to, Tadiran Telecom Inc. and Kunming Tadiran Telecommunication Equipment Co.

“Transactions” means the purchase of the Purchased Rights by the Purchaser for the Considerations paid thereof, and all the other transactions contemplated by this Agreement and the other Transaction Documents and the debt repayments made by TT in accordance with this Agreement.

2.	Definitional and Interpretative Provisions

(a) the words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified; (c) all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement; (d) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular (unless the context requires otherwise); (e) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (f) all references to time shall refer to Israel time. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (g) the use of the word “or” shall not, necessarily, be exclusive; (h) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement; (i) any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented until the date hereof. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement; (j) the term “foreign” when used with respect to Applicable Law or a governmental authority shall refer to all applicable jurisdictions other than Israel; (k) the term “Dollar”, “$”, USD or US$ shall refer to the currency of the United States of America.

3.	ESSENCE OF THE AGREEMENT

3.1.	Purchased Rights. Subject to the terms and conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants of the Sellers and TT regarding TTG, at the Closing, the Sellers shall sell, assign, transfer and deliver to the Purchaser all of the Purchased Rights, and the Purchaser shall purchase, acquire and accept from the Sellers and any entity on their behalf the Purchased Rights, in each case, free and clear of any and all Liens.

As a result of the foregoing, immediately after the Closing, the Purchaser shall be the sole owner, free and clear of any and all Liens (excluding any liens, or encumbrances of any kind created by the Purchaser for the financing of the Transactions or otherwise), of 100% of the Purchased Rights on a Fully Diluted Basis, representing all of the assets and Liabilities of TTG, except for Liabilities that remain under the Sellers’ responsibility according to this Agreement.

3.2.	Considerations

3.2.1.	Closing Consideration. In consideration of the sale, assignment, transfer and delivery of the Purchased Rights to the Purchaser at the Closing Date and all under the terms and conditions of this Agreement the Sellers shall receive from the Purchaser an amount of USD 15,250,000 (the “Consideration”). The Consideration will be paid at the Closing by the Purchaser to the Sellers, as follows:

3.2.1.1.	An amount of USD 12,500,000 shall be paid by wire transfer to the Sellers’ bank accounts, (or affiliated parties of the Sellers), details of which will be provided to the Purchaser at least 3 Business Days prior to the Closing Date. Such amount shall be comprised of: (a) approximately 22,300,000 NIS as debt repayment (amounting to approximately 6,123,000 USD in accordance with Section 3.4 below). Such amount will be determined at the Closing and will be notified to the Purchaser 3 Business Days prior to the Closing; and (b) any balance from the Purchaser’s own resources (together the “Cash Consideration”).

Any Cash Consideration which will be paid to the Sellers in NIS will be calculated for the purpose of this Agreement in according to conversion rate of USD 1 to NIS 3.65.

3.2.1.2.	The remaining USD 2,750,000 (“In Kind Consideration”) shall be paid by an allotment of Listed Shares of OmniQ Common Stock that shall be issued by OmniQ to Afcon on the Closing Date, having a Share Value which is cash equivalent, equal to the In Kind Consideration (“OmniQ Closing Shares”).

3.2.2.	Earnout Consideration. After the end of 8 fiscal quarters following the end of the first fiscal quarter following the Closing Date (“Earnout Period”), the Sellers shall receive from the Purchaser and/or TTG, as the Purchaser shall decide in its sole discretion, an additional amount of USD 750,000 (the “Earnout Consideration”), which shall be paid by an allotment of Earnout Shares in OmniQ Common Stock that shall be issued by OmniQ to the Sellers (to be allocated between them pursuant to the Sellers discretion) following the Earnout Period. The Sellers will be entitled to the Earn out Consideration, provided that, during the Earnout Period, TT’s accumulated EBITDA is a positive number. During the Earnout Period, the TT entities shall furnish the Sellers with their quarterly Financial Statements within a reasonable time following each fiscal quarter.

3.2.3.	the Earnout Shares shall be tradeable after the end of 10 months following their issuance to the Sellers in a monthly amount equal to (a) 10% of the amount of the Earnout Shares issued to the Sellers; or (b) 10% of the trading volume in the shares in the preceding month as long any of the Sellers, or any other shareholder that purchased said shares outside the stock exchange, holds the Earnout Shares, such shares shall be subject to an irrevocable proxy appointing Shai Lustgarten, or anyone appointed by him on his behalf, with full power of substitution, to vote, in his sole discretion, all of the Earnout Shares, at all meetings, annual or special, of OmniQ’s shareholders, or any adjournment or adjournments of the same, and in all unanimous or non-unanimous written consents of shareholders, with respect to all matters submitted to the shareholders of OmniQ for approval. Save for selling the listed shares through the stock exchange, the Sellers may sell the Earnout Shares to a third party that will take upon himself the abovementioned limitations, and in case such third party requests a discount on the Earnout Shares price due to the said proxy right, the Sellers shall notify the Purchaser and will grant the Purchaser 7 Business Days to negotiate such matter with the third party. If such negotiations are unsuccessful in respect of removing such third party’s discount request, then the said proxy shall be revoked.

3.2.4.	Cash Consideration’s division between the Sellers. The following amounts shall be paid to the Sellers, out of the Cash Consideration as follows: (a) US $4,947,000 shall be paid to Afcon; and (b) US $1,430,000 shall be paid to the Sellers shall be paid to Ateka.

3.3.	Outstanding Obligation to Provide Services After the Closing Date. TT and any of its subsidiaries together with the Purchaser undertake to provide the Sellers with the services required in each of the projects set forth in Schedule 3.3 attached hereto, and in the scope described therein and subject to the payment of consideration and the terms as detailed in such Schedule. It is hereby being clarified that as of the date hereof and as of the Closing Date, there are no outstanding debts of the Sellers towards TT entities in connection with any service provided to the Sellers prior to the Closing Date, and all such payments were fully paid.

3.4.	Debt Repayment. TT shall repay at Closing part of its debts towards the Sellers, as set forth below:

3.4.1.	TT shall repay debts in the amount of US $6,123,000, by wire transfer, to Afcon (and/or any of its affiliates’) bank accounts (details of which will be provided to the Purchaser at least 3 Business Days prior to the Closing Date), from the funds raised in the Lahav Fund Financing Agreement, at the Closing date.

3.4.2.	All debts repaid shall be divided between Afcon and its affiliates, pursuant to Afcon’s instructions to the Purchaser.

3.5.

Withholding Taxes. The Purchaser shall be entitled to deduct and withhold from the Consideration such amounts as it is required by Israeli Applicable Law to deduct and withhold from payment of the Consideration, unless the Sellers provides the Purchaser with a certificate from the Israel Tax Authority (the “ITA”): (a) exempting the Purchaser from the duty to withhold Israeli taxes with respect to the applicable Consideration of the Sellers; or (b) determining the applicable rate of Israeli tax to be withheld from the applicable Consideration of the Sellers; or (c) providing any other instructions regarding the payment or withholding with respect to the applicable Consideration of the Sellers, all in a form satisfactory to the Purchaser (a “Tax Withholding Certificate”), in which case the Purchaser shall act in accordance with the terms of such Tax Withholding Certificate. To the extent that amounts are so withheld by the Purchaser, the Purchaser shall promptly pay such amounts to the ITA and promptly provide the Sellers with written confirmation as to the amount so withheld. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers as part of the applicable Consideration due to the Sellers.

3.6.	Closing. The closing of the Transaction (the “Closing”) shall take place at the last Business Day of a calendar month, following the date on which all the Conditions to Closing set forth in Section 3.7 below, have been met, provided however, that the Closing will not take place: (i) earlier than 5 Business Days after such conditions have been met (it being understood, that if less than 5 Business Days remain until the end of the calendar month, the Closing shall be postponed to the end of the following calendar month); and (ii) later than 60 days following the date hereof (the “Closing Date”). In the event that the Conditions to Closing have not been met within that 60 days period, each party shall have the right to terminate this Agreement, by sending a written notice to the other party, following such notice the parties shall be released of any of the obligations thereof, all subject to the Seller’s or the Purchaser’s right to extend such 60 days period in an additional 30 days, in a written notice to the other Party, at least 5 days prior to the termination of such 60 days period in such case the period in section (ii) above will be extended accordingly. Neither party shall have any claim, demand, or liability towards the other party in connection with such notice and the termination of this Agreement thereof, provided that such Party did not breach any of its obligations under this Agreement.

At the Closing (except as stated otherwise in Section 3.6.1.7 below), the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

3.6.1.	TT and the Sellers shall deliver to the Purchaser the following documents or take the following actions:

3.6.1.1.	True and correct copies of the TT entities’ shareholders meetings resolutions or partnership resolutions approving the Agreement in the form attached hereto as Schedule 3.6.1.1;

3.6.1.2.	True and correct copies of the Sellers’ and TT’s Boards of Directors (the “Boards”) meetings resolutions approving the Agreement in the form attached hereto as Schedule 3.6.1.2;

3.6.1.3.	Validly executed share certificates and partnership equity rights certificates covering the Purchased Rights and, issued in the name of the Purchaser, in the form attached hereto as Schedule 3.6.1.3;

3.6.1.4.	The shareholder or partners register of the TT entities, evidencing the transfer of ownership of the Purchased Rights as of the Closing Date to the Purchaser certified by officers of the TT entities; Schedule 3.6.1.4;

3.6.1.5.	Duly executed share transfer deeds, and partnership equity rights transfer deeds, in the forms attached hereto as Schedule 3.6.1.5, signed by the Sellers, effecting the transfer of the Purchased Rights from the Sellers to the Purchaser together, with either (a) the share/partnership equity rights certificates therefor or (b) affidavits of loss of certificates;

3.6.1.6.	Duly completed and executed notices to the Israeli Registrar of Companies, “Reshumot” and Registrar of Partnerships in connection with this Agreement regarding the transfer of the Purchased Rights to the Purchaser, resignation letter of the Sellers’ representatives in the Companies’ and Partnerships’ boards, and the appointment of the Purchaser’s directors to the Companies’ and Partnerships’ boards; Schedule 3.6.1.6;

3.6.1.7.	At least 5 Business Days prior to the Closing Date, a compliance certificate duly executed by an authorized signatory on behalf of the Sellers and with respect to TTG entities certifying that the representations given in this Agreement pursuant to Section 4 hereunder, are true and correct in all material respects, subject to any update (if required) of the said representations, in the form to be attached at the Closing as Schedule 3.6.1.7 (“Officer Certificate”);

It is hereby clarified, that in case the Officer Certificate shall include any updates to the representations given in this Agreement pursuant to Section 4 hereunder, and if the circumstances that led to such updates have caused a Material Adverse Effect in connection, then the Purchaser shall have the right, in its sole discretion, to terminate this Agreement, by sending a written notice to the Sellers prior to the Closing Date, following such notice the Purchaser shall be released of any of its obligations thereof and the Purchaser shall not have any claim, demand, or liability towards Sellers and/or TTG and/or any other party in connection with such notice and the termination of this Agreement thereof. For the avoidance of doubt, Purchaser’s rights under this Section shall apply also in case the update in the representations constitutes a Material Adverse Effect on the representations provided herein.

3.6.1.8.	Duly signed approval by the Sellers that there is no outstanding intercompany (including with respect to Sellers’ Affiliates, as defined below) Debt, in the form to be attached as Schedule 3.6.1.8 at the Closing.

3.6.1.9.	An updated Schedule 3.3.

3.6.1.10.	TT shall repay the debt as detailed in Section 3.4 above.

3.6.2.	The Purchaser shall deliver to the Sellers the following documents or take the following actions:

3.6.2.1.	transfer to the Sellers of the Consideration;

3.6.2.2.	repayment of debts as detailed in Section 3.4.

3.6.2.3.	deliver to the Sellers true and correct copies of the resolutions of the Purchaser’s board of directors and stockholders, as applicable, approving the agreement substantially in the form attached hereto as Schedule 3.6.2.3;

3.6.2.4.	Securities Purchase Agreement for the issuance of the OmniQ Closing Shares, in the form to be attached as Schedule 3.6.2.4;

3.6.2.5.	An undertaking as required by the guidelines of the Israeli Innovation Authority (“IIA”), subject to section 3.7.2.7 below.

3.6.3.	Following the Closing Date, the Sellers and entities held directly or indirectly by the Sellers (“Affiliates”) shall be released of all debts towards TTG and from all obligations towards third parties in favor of TTG, as set forth in Schedule 3.6.3, including in connection with any service provided by TTG to the Sellers prior to the Closing Date, and the Purchaser shall come in their place in all such obligations.

3.6.4.	Following the Closing Date, there will be no outstanding debts of TTG towards the Sellers and their Affiliates, except as specifically stated in this Agreement, including in connection with any service provided to the TTG by the Sellers prior to the Closing Date, and all such payments were fully paid.

3.7.	Conditions to Closing

3.7.1.	Mutual Conditions and Governmental Consents

The respective obligations of each of the parties are subject to satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

3.7.1.1.	at the Closing Date, there shall be in effect no preliminary or permanent injunction or other order issued by any governmental authority of competent jurisdiction which restrains, prohibits or otherwise makes illegal the consummation of the Transaction.

3.7.1.2.	Receipt of a confirmation in writing from the Competition (Antitrust) Commissioner approving the Transaction.

3.7.1.3.	Letters of consent signed by all the banks which have pledges over the Sellers’ assets and/or TT entities’ assets, approving the Control change contemplated under this Agreement without applying any unreasonable restrictions or conditions upon the TTG entities and/or the Purchaser. In the event that, prior to the Closing Date, it will be discovered that a bank consent is required in order to allow change in control at Kunming Tadiran Telecommunication Equipment Co., or any other TTG entity, the parties shall act mutually to obtain such consent as a condition to Closing.

3.7.1.4.	The parties shall have obtained the relevant Governmental Consent necessary for the fulfillment of the Agreement. Each of the parties hereto and its subsidiaries (as applicable) shall perform all acts and execute such further documents necessary on its behalf in order to obtain all relevant Governmental Consents. In the event that, prior to the Closing Date, it will be discovered that additional governmental consents are required in order to allow change in control at TTG, the parties shall act mutually to obtain such consent as a condition to Closing.

3.7.2.	Purchaser’s Conditions

The obligations of the Purchaser to consummate the Closing shall be further subject to the satisfaction or waiver by the Purchaser at or prior to the Closing, of each of the following conditions:

3.7.2.1.	Sellers’ representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date). The representations of TT and Sellers shall be updated (if required) pursuant to the Officer Certificate provided at the Closing Date and subject to the provisions of Section 3.7.1.1 above.

3.7.2.2.	The Sellers shall have performed in all material respects the obligations, and complied with the agreements and covenants and provided all documents and approvals according to the provisions of section 3.6.1 above at or prior to the Closing Date.

3.7.2.3.	Since the date of this Agreement and until the Closing Date (included), no Material Adverse Effect have occurred.

3.7.2.4.	TT’s aggregate cash balance immediately prior to the Closing, according to a bank certificate to be provided by the Sellers and approved in writing by TT’s CEO and CFO at the Closing, shall not be less than USD 2,000,000 subject to the provisions of Section 3.4.2 above.

3.7.2.5.	The Sellers and TT have reached an agreement with the Employee Representatives which was approved in advance and in writing by the Purchaser according to the provisions of Section 7.6 below.

3.7.2.6.	The relevant TT entity and relevant subsidiary or affiliate of Afcon shall have signed the Lease Agreements as set forth in Section 7.5 below.

3.7.2.7.	TT have obtained the IIA’s approval including approval of settlement of all debts of TT to IIA relating to the period prior to the Closing Date, and any agreement reached with the IIA that applies changes in the terms and conditions with respect to the settlement of any future royalties following the Closing Date, shall be subject to the Purchaser’s prior written consent. It is hereby acknowledged that the amount accredited in the provision for such purpose in the Financial Reports (as defined in Section 4.4 below) is equal to US $780,000, and it is hereby agreed that: (a) if the amount required to be paid by the IIA is equal to US $780,000, the TT will bear the payment in an amount of US $390,000 (“TT IIA Liability Amount”) and the Sellers will provide TT with a loan for the balance amount (i.e. US $390,000), which shall bear market terms interest rate and be repaid within 12 months thereafter (“Sellers IIA Loan”); (b) if the amount required to be paid by the IIA is greater than US $780,000, the provisions of subsection (a) above shall be apply with respect to the first US $780,000, and any amount in excess of such amount shall be reduced from the Consideration payable in the Closing; or (c) if the amount required to be paid by the IIA is lesser than US $780,000, then TT will pay the TT IIA Liability Amount and any remaining balance will be provided to TT by the Sellers, as Sellers IIA Loan. In such a case, the balance between the amount so required by the IIA and US $780,000 shall be paid to the Sellers in addition to the Consideration or the Earnout Consideration, within 12 months following the Closing Date (“Additional Consideration”).

The Sellers IIA Loan in each of the event in subsections (a) –(c) above and the Additional Consideration, shall be secured by TT’s promissory note or simple check addressed to the Sellers, per their instructions.

For the avoidance of doubt, it is hereby clarified that Sellers shall bear the advisors cost in connection with obtaining the IIA’s approvals as stated above.

3.7.3.	Sellers’ Conditions

The obligations of the Sellers to consummate the Closing shall be further subject to the satisfaction or waiver by Sellers at or prior to the Closing of the following conditions:

3.7.3.1.	the representations of the Purchaser shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date).

3.7.3.2.	the Purchaser shall have performed in all material respects the obligations, and complied with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

3.7.4.	Waiver of Conditions

3.7.4.1.	The conditions set forth in Section 3.7.1 may only be waived in writing by the Purchaser and Sellers.

3.7.4.2.	The conditions set forth in Section 3.7.2 may only be waived in a writing duly executed by the Purchaser.

3.7.4.3.	The conditions set forth in Section 3.7.3 may only be waived in a writing duly executed by the Sellers.

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers and TT, jointly and severally, hereby represent and warrant to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit A to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder (the Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 4, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 4; and reference to a Schedule in this Section 4 shall mean a Schedule of the Disclosure Schedule), as of the date hereof (except to the extent such representations and warranties explicitly speak as of an earlier or later date), and acknowledge that the Purchaser is entering into this Agreement as an “as-is” transaction, subject to reliance on the correctness of the following representations. All the warrants and representations that are related to TT under this Section 4 shall be deemed as being made also with respect to TTG (if applicable).

4.1.	Organization.

4.1.1.	TT entities are duly organized and validly existing under the laws of any jurisdiction where they are registered, and have full corporate power and authority to own, lease and operate their properties and assets and to conduct their business as now being conducted and as currently proposed to be conducted. The Sellers have all requisite power and authority to execute and deliver this Agreement and all other Transaction Documents to which they are a party and to consummate the Transactions to be consummated by it and perform its obligations contemplated hereby and thereby. TT entities have not taken any action or failed to take any action, which action or failure would preclude or prevent them from conducting their business after the Closing in the manner heretofore conducted in all material respects. TT has all material franchises, permits, licenses, and any similar authority necessary or required under any Applicable Law for the conduct of its business as now being conducted and as currently proposed to be conducted.

4.1.2.	Each of the Sellers: (a) it is duly incorporated and validly existing under the laws of the country of its incorporation; (b) all necessary actions and conditions have been taken, fulfilled and done in order to enable it to enter into perform and comply with its obligations hereunder and those obligations are validly, and legally binding and enforceable upon it. Sellers’ entry into and performance of or compliance with its obligations hereunder does not violate or exceed any power or restriction granted or imposed by: (i) any Applicable Law to which it is subject; or (ii) any of its constituting documents; and (iii) the entry into, performance of or compliance by such Seller with its obligations under this Agreement will not: (X) constitute a breach of any contract to which it is a party which breach will limit or prohibit the ability of the Seller to consummate the Transactions; nor (Y) result in the existence of, or oblige it to create any Lien over those assets.

4.2.	Ownership of Equity Rights. The Sellers are the owners of the Purchased Equity. Immediately after the Closing, the Purchaser shall be the sole owner, free and clear of any and all Liens, of all equity rights of the Purchased Equity on a Fully Diluted Basis. Other than according to this Agreement, no TT entities’ share capital or partnership equity rights are reserved for issuance upon the exercise of Options. As of the Closing, there are no other share capital, partnership equity rights, preemptive rights, convertible securities, outstanding warrants, Options or other rights to subscribe for, purchase or acquire from the TT entities and/or from any existing shareholder or partner any share capital or partnership equity right of the TT entities and there are no contracts or commitments, written or oral, providing for the issuance of, or the granting of, any rights to acquire, any share capital or partnership equity rights of the TT entities or under which the TT entities and/or any existing shareholder or partner is, or may become, obligated to issue any debt or equity securities and there are no commitments, promises, agreement or undertakings with respect to grants of any Options. All issued and outstanding share capital or partnership equity rights of the TT’s entities have been duly authorized, and is validly issued and outstanding and fully paid.

4.3.	Subsidiaries. TT entities own the share capital or partnership equity rights of certain corporations as detailed in Schedule 4.3. Except as provided in Schedule 4.3, TT does not own, directly or indirectly, any of the issued and outstanding share capital or partnership equity rights capital of any other company or other entity, and is not a participant in, nor does it hold any interest in any partnership, joint venture or other business entity, association or organization. There are no contracts, arrangements or commitments providing for the issuance or granting to the TT of, or the purchase by the TT of any share capital or partnership equity rights capital or any other interest in any company, partnership, joint venture or other business association or organization.

4.4.	Financial Statements. The audited Financial Statements of the TT and Kunming Tadiran Telecommunication Equipment Co. for the fiscal year ended December 31, 2021 and Tadiran Telecom Inc.’s reporting package for such year (the “2021 Financial Statements”) as Schedule 4.4a, the audited Financial Statements of the TT and Kunming Tadiran Telecommunication Equipment Co. for the fiscal year ended December 31, 2022 and Tadiran Telecom Inc.’s reporting package for such year are attached hereto (and if not yet prepared, shall be attached no later than July 31st, 2023) as Schedule 4.4b (the “2022 Financial Statements “); and the unaudited and reviewed Financial Statements of the TT entities and Kunming Tadiran Telecommunication Equipment Co. as of March 31, 2023 and June 30, 2023 and Tadiran Telecom Inc.’s reporting package for such periods (the “Balance Sheet Date”), are attached hereto (and if not yet prepared, shall be attached no later than August 31st, 2023 or the Closing date, the earlier of which) as Schedule 4.4c (the “Interim Financial Statements” and collectively with the 2022 Financial Statements and the Interim Financial Statements: the “Financial Reports”). The Financial Reports are true and correct, fairly present in all material respects the financial position of the TT entities as of its respective dates and the results of its operations for the periods then ended, and have been prepared in accordance with the International Financial Reporting Standards consistently applied except that the Interim Financial Statements may not contain all footnotes required by IFRS. TT’s entities do not have any liability or obligation (whether matured or unmatured, expected, fixed or determinable, absolute or contingent, accrued or charged, pending or due, related or unrelated to taxes or otherwise, including without limitation, all Debt) (collectively, “Obligations”), except Obligations, reflected in the Financial Reports. In the event that the closing will be delayed for more than an additional quarter, for each such quarter the Sellers shall provide the Purchaser with additional reviewed interim Financial Statements for such quarters, as applies to the Interim Financial Statements.

Following the signature date, the Sellers shall allow and reasonably assist the Purchaser and an auditor on their behalf, to adjust TT’s financial statements to the US GAAP.

4.5.	Main Financial Terms

4.5.1.	Subject to Section 3.7.2.7 and Section 3.4.2, the TT cash balance immediately prior to the Closing Date shall not be less than 250,000 USD (“TT Minimum Cash Balance”).

4.5.2.	Prior to the Closing, TT entities’ net working capital will be no less than 2,000,000 USD, and after the Closing the TT entities’ net working capital shall be no less than 5,750,000 USD (“TT Net Working Capital Requirements”).

4.5.3.	TT’s Equity Prior to the Closing shall be no less than 10,750,000 USD and after the Closing TT’s Equity shall be no less than 6,500,000 USD, in accordance with IFRS (“Minimal Equity” and “IFRS”, respectively).

4.5.4.	The main financial terms set forth in Sections 4.5.1-4.5.3 above, will not take into account any amounts invested in TT prior to or at the Closing by the Purchaser or any financial institute on its behalf (including from the Lahav Fund) which will not be paid as a debt repayment according to Section 3.4 above.

Should there be a shortage of any of the above minimal financial requirements, the Sellers shall pay the Purchaser any such amount, according to Section 4.6 below.

4.6.	Settlement of shortfall in Main Financial Terms

4.6.1.	No later than 45 days following the Closing, TT and the Sellers, jointly and severally, shall prepare and provide the Purchaser with a reviewed but unaudited Financial Statements as of the Closing Date, approved and signed by TT’s CEO and CFO (the “Reviewed Financial Statements”). In the event that such Reviewed Financial Statements shall indicate a shortage of TT minimum cash balance and/or the net working capital from the TT Net Working Capital Requirements, or a shortage in the Minimal Equity, then the Sellers shall refund the Purchaser for said shortage within 30 days thereafter.

A draft of the Reviewed Financial Statements shall be provided to the Purchaser no later than 30 days following the Closing Date. Should the Purchaser have any reservations or assertion with respect to the Reviewed Financial Statements draft, and the parties shall not agree upon such reservations or assertions, the parties shall nominate an accountant from one of the 5 big accounting firms in Israel, as a Determinator (the “Determinator”), and his determination with respect to the dispute shall be final and conclusive upon the parties. Should the parties not reach an agreement with respect to the Determinator’s identity within 5 Business Days, the Determinator’s identity shall be determined by the President of the Institute of the Certified Public Accountants in Israel. Following the Determinator’s determination, the parties shall act in accordance to Section 4.6.1 above.

4.7.	Business in the Ordinary Course. Except as set forth in Schedule 4.7 attached hereto, since December 31st, 2022, and until the Closing Date TT has been operated only in the usual and ordinary course of business and there has not been any material change in the assets, liabilities or operations of TT, other than changes in the ordinary course of business.

4.8.	Authorization. Subject to the Conditions to Closing set forth above (including the Governmental Consent), no consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority or any other third party on the part of the Sellers or TT is required that has not been, or will not have been, obtained by the Sellers or TT prior to the Closing in connection with the valid execution, delivery and performance of the Transaction Documents or the transfer of the Purchased Rights hereunder (other than filings with the Israeli Register of Companies and Partnerships with respect to the transfer of Equity Rights to the Purchaser).

4.9.	Capacity of Sellers. Sellers have not, since the parties have signed, on December 4, 2022, the memorandum of understandings and are not, as of today: (a) made a general assignment for the benefit of creditors of the Purchased Rights that is in effect on the Closing Date; (b) filed, or had filed against them, any bankruptcy petition or similar filing that is in effect on the Closing Date; (c) suffered the attachment or other judicial seizure of all or a substantially all of such Sellers’ assets that is in effect on the Closing Date; or (d) taken or been the subject of any action that will have an adverse effect on such Sellers’ ability to comply with or perform any of such Sellers’ covenants or obligations under any of the Transaction Documents. Sellers are not subject to any Applicable Law that may have an adverse effect on their ability to comply with or perform any of their covenants or obligations under any of the Transaction Documents.

4.10.	Compliance with Law and non-violation of third party rights. To the Sellers’ best knowledge, the TTG entities are not in default or in breach or violating: (a) the Articles or other formative document of the TTG entities; or (b) any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document, Bank’s covenants, or agreement to which any of the TTG entities is a party or by which it or any of its property is bound; or (c) any Law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, including as to customs matters, domestic or foreign; or (d) Third-party rights.

5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers with respect to itself as follows, and acknowledges that the Sellers are entering into this Agreement in reliance thereon:

5.1.	Organizational Status. The Purchaser is a company, duly organized and validly existing and in good standing under the Applicable Law.

5.2.	Enforceability. The Purchaser has full power, authority and means to enter into the Transaction Documents, and this Agreement, when executed and delivered by the Purchaser and assuming the due authorization, execution and delivery by the other parties thereto, shall constitute the valid and legally binding and enforceable obligations of Purchaser.

5.3.	Authorization. The execution, delivery and performance of the obligations of the Purchaser hereunder and under the other Transaction Documents have been duly authorized by all necessary corporate action, and the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by the Purchaser of this Agreement and the Transaction Documents do not and will not require any additional consent or approval on behalf of the Purchaser or from any court or governmental agency.

5.4.	Financial Capabilities; Investment Experience. The Purchaser is a sophisticated and experienced party that is able to bear the economic risk associated with the purchase of the Purchased Rights, and has the financial means and capabilities to uphold its obligations set forth in this Agreement and the Transaction Documents. Additionally, the Purchaser has been afforded with the opportunity to obtain information about TTG entities and perform a due diligence and any other investigation with respect to the TTG entities to its full satisfaction. Notwithstanding the aforesaid, any information provided to the Purchaser other than pursuant to the representations set forth in Section 4 above, shall not bind the Sellers.

6.	EFFECTIVENESS; SURVIVAL; INDEMNIFICATION

6.1.	General. Each of the Parties has the right to rely solely and fully upon all representations and warranties of the other Party, specifically contained in this Agreement or any schedule hereto or thereto.

6.2.	Indemnification.

6.2.1.	The Sellers shall, jointly and severally, indemnify the Purchaser (a “Purchaser Indemnified Party”) and hold each such Purchaser Indemnified Party harmless of any Loss sustained or incurred by any of the Purchaser Indemnified Party as a result of or in connection with the following (“Indemnifiable Event”):

6.2.1.1.	Breach of the representations set forth in Section 4.1 (organization), Section 4.2 (Ownership of Equity Rights), Section 4.4 (Financial Statements), Section 4.8 (Authorization) and Section 4.9 (Capacity of Sellers) (“Fundamental Representations”), which are to be true and correct, in any aspect, as of the Closing Date, except in the case of: (i) Fundamental Representations which specifically relate to an earlier date, which representations and warranties shall be true and correct, in any aspect, as to the said date, and (ii) if were updated pursuant to the Officer Certificate, then as of the date of such update, or (iii) a representations given ‘to the best of the Sellers’ knowledge’ which in fact they were not aware or shouldn’t have been aware of such breach at the Closing;

6.2.1.2.	Breach of any representations other than the Fundamental Representations set forth in Section 6.2.1.1;

6.2.1.3.	Any breach, default or violation of any covenant or obligation of, or agreement by, the Sellers or TT contained in this Agreement or in any other Transaction Documents;

6.2.1.4.	Any claim, or demand made against TTG by a third-party, including any Governmental Authority, which cause of action relates to the period prior to the Closing Date and which was not reflected as required under IFRS in the Financial Statements.

6.3.	Limits on Indemnification.

6.3.1.	Other than in respect of intentional misrepresentation or fraud in no event shall the Sellers be liable to indemnify any Indemnified Party for any indirect, consequential, special or punitive damages.

6.3.2.	No claims shall be asserted against the Sellers, and the Sellers shall not be liable for any claim for indemnification in connection with any Indemnifiable Events, for sums that exceed the actual Consideration received by the Seller and not more than 15,250,000 USD, and unless and until the amount of Losses claimed from the Sellers by Purchaser Indemnified Parties (i.e. related to Purchaser) equals or exceeds USD 50,000 in the aggregate.

6.3.3.	Except with respect to the Fundamental Representations (and other than in respect of intentional misrepresentation or fraud) no claim or claims for indemnification may be made against the Sellers for any Losses following the lapse of twenty four (24) months following the Closing Date.

6.3.4.	The limitation of indemnification shall not apply to matters addressed in Section 6.2.1.4 above.

6.3.5.	In matters addressed in Section 6.2.1.2 above, the limitation of indemnification shall not exceed 5,750,000 USD.

6.4.	Third Party Claims

Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from the Sellers under this Section 6, a Purchaser Indemnified Party shall notify the Sellers immediately in writing of such claim. The Sellers shall have the right to assume the control and defense of any such action (including, but without limitation, tax audits), provided that the Purchaser Indemnified Party may participate in the defense of such action, shall fully cooperate with the defense and shall not sign any plea or settlement agreement, without the prior consent of the Sellers. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party and be given full access to all information relevant thereto.

6.5.	Sole Remedy; Specific Performance. The indemnification provided by the Sellers pursuant to this Section 6 shall be the sole and exclusive remedy available to the Purchaser against the Sellers in connection with this Agreement other than of intentional misrepresentation or fraud and enforcement with respect to non competition and non solicitation undertaking.

7.	ADDITIONAL AGREEMENTS

7.1.	Conduct of the Business. From the date of the signing of the Memorandum of Understandings (December 4th, 2022) until the Closing Date (the “Interim Period”) (or the termination of this Agreement, whichever occurs earlier), except as (i) otherwise contemplated in this Agreement, (ii) required by applicable Law or (iii) consented to by Purchaser in writing, the Sellers undertake to procure, that TT entities and any subsidiary thereof will (A) operate their respective businesses in the ordinary course of business in all material aspects and (B) preserve in all material respects their present business, properties and their tangible and intangible assets, other than any dispositions in the ordinary course of business.

7.2.	Non-compete; Non-solicitation.

In further consideration for and subject to the actual payment of the Consideration in full and in order to protect the value of TTG (including, without limitation, the goodwill inherent in such entities as of the Closing), upon the Closing, the Sellers agree as follows (without derogating from any other obligation undertaken by the Sellers):

7.2.1.	Either party shall not directly or indirectly through another entity: (a) encourage, induce, solicit or attempt to encourage, induce or solicit any officer, director, manager, or employee of TTG, the Purchaser, or the Sellers and their respective affiliates, respectively, to cease their employment by the relevant party (as applicable) at any time during the 12 month period immediately following to the Closing Date; or (b) hire or employ any Person who was an officer, director, manager, or employee of the TTG, the Purchaser or the Sellers (as applicable) at any time during the 12 month period immediately prior to the Closing Date.

7.2.2.	Either party shall not, directly or indirectly through another entity, encourage, induce, solicit or attempt to encourage, induce or solicit any client or subcontractor of TTG, the Purchaser or the Sellers and their respective affiliates, respectively, to cease their engagement with the relevant entity they have been previously engaging with at any time during the 24 months period immediately following the Closing Date.

7.2.3.	The parties acknowledge and represent that: (a) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto; (b) such party has consulted with independent legal counsel regarding his rights and obligations under this Section 7.2; (c) The parties fully understand the terms and conditions contained herein; (d) the scope of the business of TTG and its Subsidiaries; (e) the restrictions and agreements in this Section 7.2 are reasonable in all respects and necessary for the protection of TTG and the other members of the TTG entities and any subsidiary thereof and its confidential information and goodwill and that, without such protection, the TTG entities and any subsidiary thereof; and (f) the agreements in this Section 7.2 are an essential inducement to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which either party is bound.

7.2.4.	If at any time a court or arbitrator’s award holds that the restrictions in this Section 7.2 are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The parties hereto agree that any breach of the provisions contained in this Section 7.2 may result in serious and irreparable injury and therefore money damages would not be an adequate remedy for any such breach. Therefore, in the event of a breach or threatened breach of any provisions of this Section 7.2 that is continuing, the Purchaser, TTG, their respective successors and assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

7.2.5.	The Sellers acknowledge that they have and may further become familiar with confidential or proprietary information concerning TTG. Therefore, with regards to the field of telecommunication switchboards and call centers in Israel, and abroad (the “Scope of Business”), the Sellers and any of its Affiliates, its directors and officers) agree that during the period beginning on the Closing Date and ending on the 2-year anniversary of the Closing Date (the “Non-Compete Period”), the Sellers shall not, directly or indirectly, inter alia, through their Affiliates, either for such Seller or for any other Person, own, manage, control, actively participate in, permit their name to be used or in any other manner engage in any business or enterprise which competes with TTG in the aforementioned Scope of Business or that otherwise offers, develops or markets technologies or products that are substantially similar to or substitute to, in whole or in part, any of the current technologies or products of TTG in the Scope of Business, provided however, that D.M. (3000) Engineering Ltd. (“D.M.”) and/or Allegronet Ltd. (“Allegronet”) may offer, market, resale and provide maintenance services in connection with call centers and/or cloud communication solutions, as a component of general and comprehensive solutions provided to their clients and via third parties (“Overlapping Services”), and such Overlapping Services shall not be deemed as a breach of the Sellers’ non-compete undertaking described hereinabove, provided that (1) TTG will be granted the right of first refusal in connection with Overlapping Services ; and (2) in no case will the Overlapping Services be provided by a third party (in such case where TTG has not exercised its right of first refusal) in an aggregate and total amount exceeding USD 150,000 per year.

It is hereby clarified, for the avoidance of doubt, that in no case will the Sellers or their Affiliates (including D.M. and/or Allegronet), be entitled. during the Non-Compete Period, to develop or offer self-developed and/or self-owned technologies, products or Services (including but not limited to Overlapping Services) which compete with TTG in the Scope of Business.

7.3.	Management Fees.

The Sellers or their affiliates shall not charge any management fees of any TTG entity with respect to the Interim Period.

7.4.	Directors. At the Closing Date all Sellers’ representatives in any TTG entity Board of Directors, shall resign and provide the TTG entity with release letter in respect to any claim or demand against the TTG entities. For the avoidance of any doubt, in the TTG entities there is a director which is the employees’ representatives, and it appointment or removal is not subject to the Sellers’ discretion.

7.5.	Lease Agreement. The Sellers (or any affiliate thereof) shall cause TT to lease the currently leased property located in Simtat HaTavor 4, Petah Tiqva for a period of at least two years following the Closing Date with an option granted to TT for early termination of 12 months’ notice and to an extension option of an additional 12 months period, in accordance with current lease terms and the terms and conditions set forth in Schedule 7.5. (“Lease Agreements”).

In addition, the Sellers have provided SH.I.R Shlomo Real Estate Ltd.’s signed letter attached as Schedule 7.5.

7.6.	Employee Matters. The Sellers undertake to make best efforts to reach a written agreement with all Employee Representatives of TTG entities, that shall include an approval of the Employee Representatives to the change of Control in TTG according to this Agreement, and a waiver by the Employee Representatives of all claims or demands with respect to any labor matters, including bonuses or special awards, with respect to this Agreement and the change of Control. For avoidance of any doubt, no costs arising from matters addressed in this Section 7.6, and obtaining the Employee representatives’ consent according to the Transactions contemplated in this Agreement, including but not limited to any salary raise, social rights, bonuses, sale grants or compensations shall be borne by the Purchaser or by TTG. The agreements with the Employee Representatives as stated in this Section shall be presented to the Purchaser at least 10 Business Days prior to the Closing Date and shall be subject to the Purchaser’s prior approval in writing, and in case not approved, Purchaser will state the reasons for its disapproval. It is further clarified that if the Sellers could not reach an agreement with the Employee Representatives or if such agreement is not approved by the Purchaser, as set forth hereinabove, this shall not constitute a breach of the Agreement by either Party.

subject and without derogating from the provisions of this Section 7.6, and subject to the Purchaser hereby agrees to take upon itself Afcon’s obligations and undertakings according to the collective bargaining agreements listed in Schedule 7.6, to the extent that such obligations and undertakings are in force, valid and obliging upon Afcon at the date of signing this Agreement.

7.7.	Confidentiality; Announcements. Each of the parties hereto shall treat (and shall direct its employees, counsels, auditors and representatives to treat) the contents of this Agreement and all Transaction Documents as confidential and shall refrain from disclosing this Agreement and the content of the Transaction Documents in whole or in part, to any person without the consent of the other party (which consent shall not be unreasonably withheld), except to the extent necessary for enforcement hereof or as otherwise required (in the reasonable opinion of counsel) by Applicable Law or by any governmental authority; Additionally and without derogating from the Confidentiality obligations set forth above, it is hereby clarified that as Afcon and OmniQ are public companies, any use of the information received by one of them or any one on their behalf, with respect to Afcon and Tadiran or OmniQ, may be considered as the use of ‘inside information’ as such term is defined in section 52a of the Israeli Securities Law, 5788-1968 and the respective USA law (“Securities Law”); furthermore, if and to the extent that, within the negotiations on the Definitive Agreement and the due diligence made by OmniQ, OmniQ will be exposed to such inside information or Afcon will be exposed to such inside information, any of them will not make any use of such information, including, but not limited to, for the purpose of a ‘transaction’ (as such term is defined in section 52a of the Securities Law); provided however, that Purchaser or the Sellers and their affiliates may, without the consent of the other party: (a) make any public disclosure it in good faith believes to be required by Applicable Law or the regulations of the Israeli or US Securities Act, SEC rules or any recognized stock exchange relating to any listing particulars, prospectus or circular, or any announcement required to be made in relation to this Agreement or any matters contemplated hereby (in which case the Sellers shall, if requested by Purchaser, provide the Purchaser with whatever information and reports concerning TTG may be required from the Purchaser in compliance of any such Applicable Law or regulation; and (b) disclose and provide copies of this Agreement or any other Transaction Documents to any of its financing sources, its affiliates, any potential acquirors (direct or indirect) of the Purchaser and its affiliates and to its and their respective professional advisors

8.	MISCELLANEOUS

8.1.	Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

8.2.	Taxes. Each party shall bear and pay the taxes and levies imposed on it (if any) under any law in relation with this Agreement and the transactions contemplated herein.

8.3.	Set-Off. Notwithstanding any right the parties have pursuant to Applicable Law, it is hereby agreed that the Purchaser and any entity on its behalf may set-off from any amount due to the Sellers any undisputed amounts due to it in accordance with this Agreement.

8.4.	Fees and Expenses. Each of the Sellers and the Purchaser shall bear its own fees, costs and expenses incurred in connection with this Agreement (including the preparation, negotiation and performance hereof) and the transactions contemplated hereby (including fees and disbursements of attorneys, accountants, agents, representatives and financial and other advisors).

8.5.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court in Tel Aviv, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

Notwithstanding the aforesaid, any dispute arising in relation to the financial terms and covenants of the parties as set forth in this Agreement, and specifically in Section 4.5 of this Agreement, shall be resolved by a single arbitrator with the relevant expertise from one of the big 5 accounting firms in Israel, the identity of which will be determined by the parties and in the absence of such consent shall be appointed by the president of the Institute of Certified Accountants in Israel.

8.6.	Successors and Assigns; Assignment. No party hereto may assign any of its rights or obligations under this Agreement unless each other party hereto shall have consented in writing thereto in its sole and absolute discretion, provided however, that without such consent, the Purchaser may transfer or assign all or any part of the benefit of, or its rights or benefits and obligations under this Agreement, to one or more of Purchaser’s affiliates.

8.7.	Entire Agreement. The Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof, and supersedes any prior understanding, agreement or representation between the parties with respect to its subject matter, including without limitation, that Memorandum of Understanding dated December 4th, 2022. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Sellers and the Purchaser.

8.8.	The Parties shall act in good faith to conclude and attach, within 30 days of the date herein, all Schedules that are yet to be concluded and agreed upon.

8.9.	Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be mailed by registered, electronic or certified mail, postage prepaid, or prepaid air courier, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to the Purchaser:    _______ and to OmniQ Corp.

Attn:	______________
Address:	_________________
E-mail:	_______________

With a copy which shall not constitute a notice:

Goldfarb Gross Seligman & Co.
Attn: Rami Sofer & Yael Zhout
Address: 98 Yigal Alon Street, Tel Aviv 6789141, Israel
E-mail:	rami.sofer@goldfarb.com;
yael.zhout@goldfarb.com

if to Afcon:

__________
Address:	_________________
E-mail:	_______________

With a copy which shall not constitute a notice:

Goldfarb Gross Seligman & Co.
Attn: Erez Altit & Eylon Szatmary
Address: 98 Yigal Alon Street, Tel Aviv 6789141, Israel
E-mail:	erez.altit@goldfarb.com;
Eylon.szatmary@goldfarb.com

if to Ateka:

__________
Address:	_________________
E-mail:	_______________

With a copy which shall not constitute a notice:

Goldfarb Gross Seligman & Co.
Attn: Erez Altit & Eylon Szatmary
Address: 98 Yigal Alon Street, Tel Aviv 6789141, Israel
E-mail:	erez.altit@goldfarb.com;
Eylon.szatmary@goldfarb.com

Any notice sent in accordance with this Section 8.8 shall be effective: (a) if mailed, 7 Business Day after mailing; (b) if by courier, 3 Business Days after delivery to the courier service; (c) if sent by messenger, upon actual receipt; and (d) if sent via email, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first Business Day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

8.10.	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any amendment, waiver, permit, consent, or approval of any kind or character on the part of any party or in respect to any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

8.11.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under Applicable Law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by Applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.12.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

8.13.	Sellers. Every Section in this Agreement addressing the Sellers in plural, unless specified by name or in singular, shall apply to both Sellers Jointly and Severally.

-Signature Page Follows-

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

AFCON HOLDINGS LTD	ATEKA LTD.

TADIRAN TELECOM COMMUNICATION SERVICES IN ISRAEL LTD.	OMNIQ CORP.

TADIRAN TELECOM COMMUNICATION SERVICES IN ISRAEL L.P.	TADIRAN TELECOM TECHNOLOGIES (2011) LTD.

TADIRAN TELECOM (TTL) L.P.